UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2016

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2016, Republic Airways Holdings Inc. (the “Company”) and United Airlines, Inc. (“United”) reached agreement to holistically restructure the parties’ codeshare relationship. The amended agreements provide substantial and interrelated operational and economic benefits, including an increase in reimbursement rates, an extension in duration of the 38 E170 aircraft, modifications that improve our operating schedules, and revisions to the delivery schedule for the remaining E175 aircraft. Under the amended agreements, United will receive a $193 million an allowed prepetition general unsecured claim for full settlement of their claims from reduced flying due to the pilot shortage and increased costs from the new agreement. The Company filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking approval of such agreements. The motion will be heard before the Honorable Sean H. Lane on June 15, 2016. The new agreements will become effective upon issuance of the approval order by the court.

A copy of the press release the Company issued to announce the above is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

99.1    Press Release of Republic Airways Holdings Inc. issued on May 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Joseph P. Allman
Name:    Joseph P. Allman

Title:	Senior Vice President and Chief Financial Officer

Dated: May 31, 2016

EXHIBIT INDEX
Exhibit Number    Description
99.1        Press Release of Republic Airways Holdings Inc. issued on May 27, 2016.